EXHIBIT 5.1

OLSHAN FROME WOLOSKY LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

June 4, 2014

Property Management Corporation of America

4174 Old Stockyard Road, Suite F

Marshall, Virginia 20115

Ladies and Gentlemen:

We are acting as counsel to Property Management Corporation of America, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission on June 4, 2014 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 2,000,000 shares of common stock.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the shares of common stock included in the Registration Statement, when so issued, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP